Exhibit 10.1

Agreement and General Release of Claims

Duck Creek Technologies LLC, its parent and any of their respective subsidiaries, affiliates and partnerships (collectively, the “Company”) and Eva Harris, Harris’ heirs, executors, administrators, successors, and assigns (collectively referred to as (“Employee”), agree to the terms of this Agreement and General Release of Claims (“Release Agreement”) as follows:

1.          Consideration.  In consideration for signing this Release Agreement and complying with its terms, the Company agrees:

a.	To pay Employee, Five Hundred Thirty Four Thousand One Hundred and Ninety Five Dollars and Zero Cents ($534,195.00) less lawful deductions (“Severance Payment”);

b.	To pay Employee Fifteen Thousand Dollars ($15,000.00) in lieu of continued contributions toward health coverage costs for the Employee, less lawful deductions (“COBRA Payment”);

c.	To pay Employee's counsel, Vladeck, Raskin & Clark, P.C. the sum of Thirty Five Thousand and Zero Cents ($35,000.00) and shall issue an IRS Form 1099 to Vladeck, Raskin & Clark, PC.;

d.
Employee agrees that Employee is responsible for all applicable taxes, if any, as a result of the receipt of these monies.  Employee agrees to indemnify the Company and hold the Company harmless for all taxes, penalties and interest, withholding or otherwise, for which the Company may be found liable as a consequence of having paid monies to Employee pursuant to this Release Agreement.  It is expressly agreed that if the Company is required to provide payments for taxes or interest or penalties to any taxing authority, Employee shall reimburse the Company for such payments to such taxing authority within ten (10) days after Company notifies Employee, in writing, via certified mail, return receipt requested, that it has incurred such liability.  Notwithstanding the foregoing, both parties agree that the Company shall be responsible for any taxes, penalties and interest the Company otherwise would have been responsible had all consideration under this Release Agreement been paid as wages;

e.	To waive the non-competition provisions set forth in paragraph 8(a), 8(b) and 8(d) of Employee’s August 3, 2020 Restrictive Covenants Agreement.

f.
Employee’s equity awards under Employee’s (i) Restricted Stock Award Agreement dated as of August 14, 2020 (the “August 2020 RSA Agreement”) and (ii) Restricted Stock Award Agreement dated as of October 21, 2021 (the “October 2021 RSA Agreement” and together with the August 2020 RSA Agreement, the “RSA Award Agreements”) shall vest such that (A) 22,685 shares in total of Restricted Stock (as such term is defined in the August 2020 RSA Agreement) that are scheduled to vest in equal parts on August 14, 2022 and August 14, 2023, the next applicable vesting dates under the August 2020 RSA Agreement, shall vest on the effective date of this Release Agreement and (B) 11,157 shares in total of Restricted Stock (as such term is defined in the October 2021 RSA Agreement) that are scheduled to vest in equal parts on October 27, 2022 and October 27, 2023, the next applicable vesting dates under the October 2021 RSA Agreement, shall vest on the effective date of this Release Agreement.  Upon such vesting, each of the RSA Award Agreements shall terminate and all rights of the Employee with respect to the portion of the shares of Restricted Stock that remain unvested under the RSA Award Agreements after giving effect to the vesting set forth in this paragraph shall terminate and any such shares of Restricted Stock shall be forfeited without payment of any consideration.

g.
Company agrees to indicate that it is Company policy only to provide a neutral reference. The Company agrees to direct CEO Michael Jackowski and CFO Kevin Rhodes not to make any public or private statement (whether orally, in writing, via electronic transmission, or otherwise) that disparages, denigrates or maligns the professional or personal reputation of the Employee.  Should the Employee seek confirmation or a reference of her employment all inquiries will be directed to Chief People Officer, Courtney Townsend or her successor, who shall state that as a matter of policy the Company can only provide Employee’s title dates of employment and that the Employee was in good standing throughout the employment period.

h.
Said consideration, including the payments being made by the Company via wire transfer as set forth in paragraphs 1(a), 1(b) and 1(c) above, and the acceleration of the vesting of Employee’s equity awards as set forth in paragraph 1(f) above,  shall be made within fifteen (15) business days following latter of the expiration of the revocation period set forth in paragraph 6 below or the return of all Company property issued to Employee as referenced in paragraph 14 herein.

2.          General Release, Claims Not Released and Related Provisions.

General Release of Claims.  Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors and/or assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges the Company, its parent, and each of their subsidiaries, affiliates and partnerships, and all of their past and present employees, officers, directors, agents, owners, shareholders, representatives, members and attorneys, and all of their successors and assigns (collectively, the “Released Parties”), from all claims, charges, demands, causes of action, and liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that Employee has or may have against the Released Parties (i) from the beginning of time through the date upon which Employee signs this Release Agreement, including any Claims for an alleged violation of any or all federal, state and local laws or regulations, including, but not limited to the following, each as may be amended and as may be applicable: Title VII of the Civil Rights Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Equal Pay Act; the Employee Retirement Income Security Act; the National Labor Relations Act; Uniformed Services Employment and Reemployment Rights Act; the Equal Pay Act; the False Claims Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Occupational Safety and Health Act; the Fair Labor Standards Act; Massachusetts Fair Employment Practices Act – M.G.L. c. 151 B; Massachusetts Workers’ Compensation Act- M.G.L. c. 152 §75B ; Massachusetts Small Necessities Act- M.G.L. c. 149 §52D; Massachusetts Equal Pay Act- M.G.L. c. 149 §105A-C; Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D; Massachusetts Age Discrimination Law - M.G.L. c. 149 §24 A et seq.; Massachusetts Payment of Wages Laws – M.G.L. c.149 §148 et seq.; Massachusetts Civil Rights Act – M.G.L. c.12, 11H & I; Massachusetts Equal Rights for the Elderly and Disabled Law – M.G.L. c. 93 §103; Massachusetts Equal Rights Act – M.G.L. c. 93 §102 ; Massachusetts AIDS Testing – M.G.L. c. 111 §70F ; Massachusetts Privacy Statute – M.G.L. c. 214 §1B; Massachusetts Sexual Harassment Statute – M.G.L. c. 214 §1C; Massachusetts Consumer Protection Act – M.G.L.  c. 93A; The New York Human Rights Law, as amended; The New York Executive Law Section 290 et seq.; The New York State Labor Relations Act; The New York Labor Law; The New York Equal Rights Law; The New York Wage Hour and Wage Payment Laws; The New York Minimum Wage Law, as amended; The New York City Administrative Code; Equal Pay Law for New York, as amended;

Claims for negligent or intentional infliction of emotional distress, breach of contract, fraud or any other unlawful behavior, and/or punitive damages, liquidated damages, penalties, attorneys’ fees, costs and/or expenses or (ii) arising under any agreement between Employee and any Released Party; provided, however, that this Release Agreement does not bar any Claims (A) that may not be waived by private agreement under applicable law, such as claims for workers’ compensation or unemployment insurance benefits, (B) with respect to indemnification, advancement of expenses and/or coverage under any director and officer insurance policy, including pursuant to any written agreement or corporate governance document or limited partnership of any Released Party, or (C) with respect to all rights under the Company’s 401(k) plan.  Nothing in this Release Agreement prohibits or restricts Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties with respect to Claims released by Employee herein.

Collective/Class Action Waiver.  If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Release Agreement is a party.

3.          Consultation/Voluntary Agreement. Employee consulted with Susan J. Walsh, Esq. of Vladeck, Raskin & Clark, PC among other confidants prior to executing this Release Agreement.  Employee has carefully read and fully understands all of the provisions of this Release Agreement.  Employee is entering into this Release Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing and not revoking this Release Agreement.

4.          No Consideration Absent Execution of this Release Agreement.  Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph 1 above, except for Employee’s execution of this Release Agreement and the fulfillment of the promises contained herein.

5.          Review Period.  Employee has been given at least twenty-one (21) calendar days to consider the terms of this Release Agreement, although Employee may sign it sooner.

6.          Revocation.  Employee may revoke this Release Agreement for a period of seven (7) business days following the day Employee executes this Release Agreement.  Any revocation within this period must be submitted, in writing, to Courtney Townsend, Chief People Officer, and state, "I hereby revoke my acceptance of our Release Agreement."  The revocation must be personally delivered to Courtney Townsend, Chief People Officer, One O’Hare Centre, 6250 N. River Road, Rosemont, IL, 60018 or transmitted by express service such as Federal Express or UPS for which a delivery receipt is obtained sent within seven (7) calendar days of execution of this Release Agreement.  This Release Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the Commonwealth of Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

7.          Confidentiality.  Both parties agree not to disclose any information regarding the underlying facts leading up to this Release Agreement, except to either party’s tax advisor, and/or attorneys with whom such party chooses to consult regarding this Release Agreement and/or to any federal, state, or local government agency; provided, however, the Company may describe the terms of this Release Agreement in, and attach a copy of this Release Agreement to, the Form 8-K filed following the execution of this Release Agreement, and may otherwise disclose the existence or terms of this Release Agreement in any other similar financial or other public filing to the extent required by law or the rules and regulations of any exchange, including, but not limited to, the Securities and Exchange Commission.  Should Employee elect to consult with Employee’s tax advisor and/or attorneys regarding the underlying facts leading to Employee’s consideration of this Release Agreement, all such parties shall be bound by the confidentiality provisions of this paragraph, and the remedies set forth below shall apply in the event of a breach of this paragraph by said individuals.  In the event Employee or Employee’s counsel believe either is compelled to provide or disclose information described in this paragraph, they will provide written notice of such belief, transmitted by express service such as Federal Express or UPS for which a delivery receipt is obtained, no later than seven (7) business days prior to said production or disclosure to Courtney Townsend, Chief People Officer, One O’Hare Centre, 6250 N. River Road, Rosemont, IL, 60018.  If Employee asserts an action to enforce this Release Agreement or for breach of this Release Agreement, Employee shall maintain the confidentiality of the underlying facts and circumstances leading up to this Release Agreement.  Notwithstanding the foregoing or anything else in this Release Agreement, nothing in this this Release Agreement or any other agreement that Employee has with the Company shall prohibit or restrict Employee from making any voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

Employee acknowledges that Employer may be irreparably injured by a violation of the terms of this Release Agreement, including the divulgence of confidential and/or proprietary information, and as such, agrees that in the event of a judicial finding of any such breach or explicitly threatened breach, Employer may, in addition to any other remedies available to it, be entitled to: (i) a temporary restraining order and/or preliminary and/or permanent injunction, or other equitable relief, restraining Employee from any actual or threatened breach of the Agreement; (ii) recover from Employee all sums paid to Employee.

8.          Savings Clause.  If any term or provision of this Release Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Release Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision of this Release Agreement is invalid, illegal or unenforceable, this Release Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Employee signs this Release Agreement.

9.          Third-Party Beneficiaries.  Employee acknowledges and agrees that all Released Parties are third-party beneficiaries of this Release Agreement and have the right to enforce this Release Agreement.

10.        Governing Law.  This Release Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

11.        Nonadmission of Wrongdoing.  The Parties agree that neither this Release Agreement nor the furnishing of the consideration for this Release Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

12.        Amendment.  This Release Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Release Agreement.

13.        Entire Agreement.  Except as set forth in paragraph 1(e) of this Release Agreement, this Release Agreement and Employee’s August 3, 2020 Restrictive Covenants Agreement, which shall survive and is incorporated by reference into this Release Agreement, set forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties.  Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Release Agreement, except for those set forth in this Release Agreement.

14.          Return of Property. Employee affirms that Employee has returned all Company property, documents, and/or any confidential information in Employee’s possession or control.  Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Company's premises and that the Company is not in possession of any of Employee’s property.

IN WITNESS WHEREOF, Employee has executed this Release Agreement, as of the below-indicated date, which may be signed and delivered by facsimile or .pdf.

EMPLOYEE:

/s/ Eva Harris
Eva Harris

Date Executed:	8/30/2022

DUCK CREEK TECHNOLOGIES LLC

By:	/s/ Kevin Rhodes
Kevin Rhodes, Chief Financial Officer

Date Executed:	8/30/2022